EXHIBIT 7


                               PAN AM CORPORATION

                       NONQUALIFIED STOCK OPTION AGREEMENT
                             (NON-EMPLOYEE DIRECTOR)


      1. GRANT OF OPTION. In accordance with and subject to the terms and conditions of (A) the Pan Am Corporation 1996 Stock Option Plan, as it may be amended from time to time (the "PLAN"), a copy of which is attached hereto as Exhibit A, and (B) this Nonqualified Stock Option Agreement (the "AGREEMENT"), Pan Am Corporation, a Florida corporation (the "COMPANY"), grants to the optionee identified on Schedule 1 attached hereto (the "OPTIONEE") a nonqualified stock option (the "OPTION") to purchase the number of shares (the "SHARES") of its Common Stock, $.0001 par value, set forth on Schedule 1, at the option price set forth in Schedule 1.

      2. ACCEPTANCE BY OPTIONEE. The exercise of the Option or any portion thereof is conditioned upon acceptance by the Optionee of the terms and conditions of this Agreement, as evidenced by his execution of Schedule 1 to this Agreement and the delivery of an executed copy of Schedule 1 to the Company.

      3. VESTING OF OPTION. The Option shall become exercisable in accordance with the vesting schedule set forth in Schedule 1.

      4. EXPIRATION OF OPTION. The Option shall expire on the date set forth in
Schedule 1, and may not be exercised after such date.

      5. PROCEDURE FOR EXERCISE. The Option may be exercised for the number of Shares specified in a written notice delivered to the Company at least ten days prior to the date on which purchase is requested, accompanied by full payment, in the manner and subject to the terms and conditions set forth in the Plan. Notwithstanding the foregoing, the Option may not be exercised as to less than ten Shares at any time, or, if less than ten Shares, the number of Shares subject to the Option. If any applicable law requires the Company to take any action with respect to the Shares specified in such notice, or if any action remains to be taken under the Articles of Incorporation or Bylaws of the Company to effect due issuance of the Shares, then the Company shall take such action and the day for delivery of such Shares shall be extended for the period necessary to take such action. Neither the Optionee nor any other person entitled to exercise the Option shall be, or have any rights or privileges of, a shareholder of the Company in respect of any of the Shares issuable upon exercise of the Option, unless and until the Shares are issued to the Optionee.

      6. REPRESENTATIONS AS TO PURCHASE OF SHARES. As a condition of the Company's obligation to issue Shares upon exercise of the Option, if requested by the Company, the Optionee shall, concurrently with the delivery of the stock certificate representing the Shares so purchased, give such written assurances to the Company, in the form and substance that its counsel reasonably requests, to the effect that the Optionee is acquiring the Shares for investment and without any present intention of reselling or redistributing the same in

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violation of any applicable law. In the event that the Company elects to register under the Securities Act of 1933 and any applicable state laws the Shares which are the subject of the Option, the issuance of such Shares shall not be subject to the restrictions contained in this paragraph 7.

      7. COMPLIANCE WITH APPLICABLE LAW. The issuance of the Shares pursuant to the exercise of this Option is subject to compliance with all applicable laws, including without limitation laws governing withholding from employees and nonresident aliens for income tax purposes.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the Date of Grant set forth in Schedule 1.


                                    PAN AM CORPORATION



                                    By: /s/ JOHN J. OGILBY
                                       --------------------------------------
                                        John J. Ogilby, Jr., General Counsel
                                          and Chief Financial Officer


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                                   SCHEDULE 1

                       NONQUALIFIED STOCK OPTION AGREEMENT



           Name of Optionee:            Phillip Frost, M.D.

           Number of Shares:            20,000

           Option Price Per Share:      $5.00

           Date of Grant:               4/24/96

           Expiration Date:             4/23/06


           Vesting Schedule:            Options vest in equal portions over
                                        three years commencing on 4/24/97.



      The undersigned agrees to the terms and conditions of the Nonqualified Stock Option Agreement of which this Schedule 1 is a part, and acknowledges receipt of the prospectus relating to the Plan and of the Company's most recent annual report to shareholders.




Date Accepted: 11/8/96                /s/ PHILLIP FROST
              ----------             ------------------------------------
                                     Optionee

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                                     ------------------------------------
                                     Social Security Number


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